SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 31, 2010

Date of Report

August 27, 2010

(Date of earliest event reported)

AIMS™ WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-86711	87-0567854
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10400 Eaton Place, Suite 203, Fairfax , VA   22030

(Address of principal executive offices, including zip code)

703-621-3875

(Registrant’s telephone number, including area code)

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 27, 2010, the Company accepted the resignation of Gerald Garcia, Jr., from the positions of Chairman, Chief Executive Officer, and Board member. Mr. Garcia cited personal issues as reasons for his departure.

Also on August 27, 2010, Mr. Thomas Cady was named Chairman and Chief Executive Officer on an interim basis. He will continue in his role as a director of the Company, President, and Chief Operating Officer.

Thomas W. Cady. Mr. Cady, a senior executive with an extensive background in the information technology industry, works with various technology companies on their product, market, distribution, and funding initiatives. He has in-depth general management experience, with expertise in marketing and sales leadership developed over twenty-seven years in both corporate and entrepreneurial environments. His career began with a strong foundation built at Xerox and IBM, where he continuously progressed through positions of increased responsibility in sales, marketing, and general management. More recently, Mr. Cady spent several years in the broadband communications industry, serving as Chief Marketing Officer for XO Communications and Adelphia Communications, President/ COO & co-founder of BroadStreet Communications, and President, & CEO of two early stage software companies focused on broadband service providers. Mr. Cady holds a B.S. degree in Business Administration from Virginia Tech and an MBA from the University of Richmond.

And, on August 27, 2010, the Company accepted the resignation of Theodore L. Innes from the Board of Directors.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AIMS™ WORLDWIDE, INC.

Date: August 27, 2010

By: /s/ Thomas W Cady

Thomas W. Cady, Chairman and C.E.O.